EXHIBIT 99
FOR IMMEDIATE RELEASE – January 20, 2010

MBT Financial Corp. Anticipates Large Fourth Quarter Loss

Monroe, Mich., January 20, 2010 – MBT Financial Corp. (NASDAQ: MBTF) announced today that it anticipates that it will report a large loss when it releases its fourth quarter 2009 results after the close of the market on Thursday, January 28, 2010. The size of the loss is due to a number of factors, including an increase in the Allowance for Loan Losses, an additional impairment of certain investment securities, and the establishment of a valuation allowance for its deferred tax assets.

H. Douglas Chaffin, President and Chief Executive Officer commented, “The ongoing economic challenges in southeast Michigan, including a decline in real estate values that is unprecedented in its severity, led us to adjust our methodology for estimated potential losses in our loan portfolio. Previously, we reserved for potential losses based on the historical average of actual losses over a multi year period. During the third quarter of 2009, we adjusted the weighting of the historical losses to put slightly more emphasis on the most recent time period in order to more accurately reflect the current difficult economic environment. We are now further tightening the historical time period that we use when calculating our general estimated loss allocations. Under this revised method we are reserving for potential loan losses based on our loss history for the most recent eight calendar quarters. Because our loan losses have occurred most heavily in the more recent time period, we expect this adjustment to our methodology to require an increase in our Allowance for Loan Losses of $5.5 million dollars in the fourth quarter.

“In addition, during the fourth quarter our portfolio of pooled trust preferred investment securities experienced additional Other Than Temporary Impairment (OTTI). Net of other gains on sales of securities, we expect to record a loss of $4 million on our investment portfolio in the fourth quarter.”

Mr. Chaffin concluded, “The increase in the Allowance for Loan Losses, the increase in the OTTI charge, and numerous write downs of Other Real Estate assets have resulted in a significant increase in the amount of our Deferred Tax Assets. We are in the process of analyzing these assets, and we anticipate that we will need to establish a valuation allowance. We expect that establishment of the valuation allowance will result in a non cash charge of approximately $13 million in the fourth quarter.

“Although we anticipate a large loss for the fourth quarter, we believe that we will continue to meet the requirements to be considered ‘well capitalized’ according to the applicable regulatory capital guidelines.”

The full earnings report will be released after the close of the market on Thursday, January 28, 2010. It will also be available at that time on the company’s website, www.mbandt.com. The company will also host an investor conference call to review the results on Friday, January 29, 2010 at 10 a.m. Eastern. Participants are asked to call (800) 860-2442 at least five minutes prior to the call. The call will also be web cast on the company’s website, www.mbandt.com. To access the webcast from the MBT home page select “Investor Relations” and “Corporate Profile” for the link to the web cast. A replay will also be available two hours after the conclusion of the call at (877) 344-7529, Conference #436786. The replay will be available until February 8, 2010 at 9 a.m. Eastern. The call will be archived on the company’s website for twelve months following the call.

MBT Financial Corp., a single bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (MBT). Founded in 1858, MBT is one of the largest community banks in Southeast Michigan, with $1.4 billion in assets. MBT is a full-service bank, offering a complete range of business and personal accounts, credit options, and phone and online banking services. MBT’s Wealth Management Group is one of the largest and most respected in Southeastern Michigan. With 25 offices, 41 ATMs, and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience for its customers.  Visit MBT’s web site at www.mbandt.com.